UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Under §240.14a-12

TMC THE METALS COMPANY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT NO. 1 TO PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 2026

This proxy statement supplement, dated May 26, 2026 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of TMC the metals company Inc. filed with the Securities and Exchange Commission (“SEC”) on April 17, 2026 and relating to our 2026 annual meeting of shareholders to be held in a virtual format on Thursday, May 28, 2026 at 10:00 a.m. EDT (the “Annual Meeting”).

Broker Authority to Vote Shares on Proposal No. 1 (Set the Number of Directors at Ten) and Proposal No. 3 (Appoint the Independent Registered Public Accounting Firm)

As set forth in the Proxy Statement, pursuant to Proposal No. 1 described therein, we are asking shareholders to approve fixing the number of members of our Board of Directors at ten (“Proposal No. 1”) and, pursuant to Proposal No. 3 described therein, we are asking shareholders to approve the appointment of Ernst & Young LLP as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2026 (“Proposal No. 3”). The Proxy Statement stated that if your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares on Proposal No. 1 and on Proposal No. 3 and that we did not expect “broker non-votes” on either Proposal No. 1 or Proposal No. 3. We have been informed that banks, brokers and other nominees will not have authority to vote customers’ unvoted shares held by the firms in street name on Proposal No. 1 nor Proposal No. 3 at the Annual Meeting. Therefore, we hereby amend and supplement the Proxy Statement to clarify how your shares may be voted on Proposal No. 1 and Proposal No. 3.

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described in the Proxy Statement under “Important Information About the Annual Meeting and Voting - How do I vote?” A “broker non-vote” will occur if your bank, broker or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter. Banks, brokerage firms and other nominees do not have discretionary authority to vote customers’ unvoted shares held by the firms in street name on any of the proposals set forth in the Proxy Statement, including Proposal No. 1 and Proposal No. 3. Therefore, if you own shares in street name at a bank, brokerage firm or other nominee, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the Annual Meeting and in the manner you desire.

As noted above, brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on Proposal No. 1. As a result, any shares not voted by a customer with respect to Proposal No. 1 will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of the voting on Proposal No. 1.

As noted above, brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on Proposal No. 3. As a result, any shares not voted by a customer with respect to Proposal No. 3 will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of the voting on Proposal No. 3.

Additional Information

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders (via Internet or mail) will remain valid and will be voted at the Annual Meeting unless revoked. None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy cards returned before the Annual Meeting will be voted with respect to all matters properly brought before the Annual Meeting as instructed on the form. Information regarding how to vote your shares and revoke already submitted proxies is available in the Proxy Statement.

Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies. The Proxy Statement, together with this Supplement, have been filed with the SEC and are also available at https://www.cstproxy.com/metals/2026.